Exhibit C-9

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA
CONSENT OF INDEPENDENT AUDITOR
I have read the Form 18-K/A for the Government of Canada dated 1 October 2007. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
I consent to the use of my report dated 24 August 2007 to the Minister of Finance on the Government of Canada’s condensed statement of financial position as at 31 March 2007 and the condensed statement of operations and accumulated deficit, condensed statement of change in net debt and condensed statement of cash flow for the fiscal year then ended attached to the above mentioned Form 18-K/A filed pursuant to the Securities Exchange Act of 1934 and to its incorporation by reference into Canada’s Registration Statement on Schedule B, Canada Mortgage and Housing Corporation’s Registration Statement on Schedule B and Export Development Canada’s Registration Statement on Schedule B.
This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purpose.

/s/ Sheila Fraser

Sheila Fraser, FCA
Auditor General of Canada
Ottawa, Canada
1 October 2007